EXHIBIT 5.1

December 19, 2002

TIBCO Software Inc.
3303 Hillview Avenue
Palo Alto, CA 94304

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 19, 2002 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 10,508,615 shares of Common Stock, par value $0.001 (the “Shares”), which are reserved for issuance pursuant to your 1996 Stock Option Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan.

It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/S/    WILSON SONSINI GOODRICH & ROSATI